EXHIBIT 10.3

[CYTRX CORPORATION LETTERHEAD]

February 11, 2002

Kriegsman Capital Group, LLC
11726 San Vicente Boulevard, Suite 650
Los Angeles, CA 90049
Attention: Steven A. Kriegsman

          Re:          Office Space

Dear Steve:

This letter reflects the agreement between Kriegsman Capital Group, LLC (“KCG”) and CytRx Corporation (“CytRx”) with respect to the payment of rent for office space and other related expenses in connection with your employment as CytRx’s Chief Executive Officer after the closing of the acquisition of Global Genomics Capital, Inc. (“GGC”) by CytRx via a merger of GGC Merger Corporation (“Merger Sub”) with and into GGC pursuant to that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) among CytRx, GGC and Merger Sub.

Effective as of the Effective Time (as defined in the Merger Agreement), CytRx shall pay KCG a reasonable monthly amount for office space and other expenses related to your employment with CytRx.  The amount of such rent and other expenses shall be determined in good faith from time to time by the CytRx board of directors.  In no event shall CytRx be liable for any such rent or other expenses if the Effective Time does not occur.

This letter agreement shall be governed by and construed in accordance with the laws of the State of California.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same document.  This letter agreement may not be amended without the prior written consent of each of the parties hereto.  This letter agreement may not be sold, assigned or transferred by any party hereto without the consent of the other parties hereto.  Either party may terminate this letter agreement at any time upon thirty days prior written notice without any further liability among the parties hereto, other than rent and other expenses accrued through the effective time of such termination.  This letter agreement shall terminate automatically and without any further action by the parties hereto upon the termination of your employment with CytRx and CytRx shall have no further liability to KCG hereunder other than rent and other expenses accrued through the date of such termination.

If this letter reflects your understanding of the agreement between the parties with respect to the subject matter hereof, please sign and date this letter below and return a copy to us for our records.

Sincerely,

CYTRX CORPORATION

By:	/s/ JACK LUCHESE

Name:	Jack Luchese
Title:	President & CEO

Acknowledged and agreed as of the date hereof:

Kriegsman Capital Group, LLC

By:	/s/ STEVEN A. KRIEGSMAN

Name:	Steven A. Kriegsman
Title:	Chairman